Contact: Jennifer Rosa         (216) 429-5037 Exhibit 99.1
For release July 30, 2026

TFS Financial Delivers Record-Breaking Quarter
(Cleveland, OH - July 30, 2026) - TFS Financial Corporation (NASDAQ: TFSL) (the "Company", "we", "our"), the holding company for Third Federal Savings and Loan Association of Cleveland (the "Association"), today announced results for the quarter and nine months ended June 30, 2026.
“I’m proud to share that Third Federal had record earnings of $30.5 million in the third quarter,” said Chairman and CEO Marc A. Stefanski. “First mortgage originations were more than $600 million; our net interest margin increased to 1.90%, and we maintained a Tier 1 capital ratio of 10.72%. And thanks to the hard work of our dedicated associates, we successfully upgraded our primary banking system to support our company and our customers today, and in the future.”
Operating Results for the Quarter Ended June 30, 2026 compared to the Quarter Ended March 31, 2026
Net income rose $7.3 million, or 31.4%, to $30.5 million for the quarter ended June 30, 2026, from $23.2 million in the prior quarter. This increase reflected higher net interest income, a release of provision for credit losses, an increase in non-interest income and a decrease in non-interest expenses.
Net interest income increased $3.6 million, or 4.6%, to $81.4 million for the quarter ended June 30, 2026 from $77.8 million for the quarter ended March 31, 2026. This increase was primarily attributable to a nine basis point increase in the yield on interest-earning assets, primarily loans, partially offset by a five basis point increase in the cost of interest-bearing liabilities. The interest rate spread for the quarter improved by four basis points over the prior quarter to 1.58%, while the net interest margin increased six basis points to 1.90%.
For the quarter ended June 30, 2026, the Company recorded a release of $3.5 million from the provision for credit losses compared to no release or provision recorded for the quarter ended March 31, 2026. The release of provision was driven by a decrease in reserve requirements for longer-term, fixed-rate home equity loans. This segment of the equity loan portfolio has grown in recent years and is outperforming the loss model's expectations. The decrease was partially offset by higher reserve requirements tied to growth in the equity loan and other residential loan portfolios. The total allowance for credit losses decreased $2.9 million during the quarter to $102.0 million, or 0.63% of total loans receivable, from $104.9 million, or 0.67% of total loans receivable, at March 31, 2026. The allowance for unfunded commitments, included in other liabilities, decreased $1.5 million and had a balance of $28.5 million at June 30, 2026 compared to $30.0 million at March 31, 2026. Net recoveries were $0.7 million for the quarter ended June 30, 2026 compared to $0.8 million for the previous quarter. Total loan delinquencies, which have remained historically low for more than 20 years, increased $5.1 million to $43.5 million, or 0.27% of total loans receivable, at June 30, 2026 from $38.4 million, or 0.24% of total loans receivable, at March 31, 2026.
Total non-interest income increased $0.5 million, or 6.7%, to $7.9 million for the quarter ended June 30, 2026 from $7.4 million for the quarter ended March 31, 2026. Changes included increases of $0.2 million in loan fees and service charges, $0.7 million in proceeds from bank owned life insurance contracts, $0.5 million in other non-interest income, primarily related to unrealized gains on interest rate lock commitments treated as derivatives, and a $0.9 million decrease in net gain on the sale of loans.
Total non-interest expense decreased $1.3 million, or 2.3%, to $54.1 million for the quarter ended June 30, 2026 from $55.4 million for the quarter ended March 31, 2026. The change primarily reflected a $1.8 million decrease in salaries and employee benefits, driven by lower group health insurance costs and increases in capitalized payroll costs for loan origination and software development activities. This was partially offset by a $0.5 million increase in office property, equipment and software expense.
Financial Condition at June 30, 2026 compared to March 31, 2026
Total assets increased $595.3 million to $18.08 billion at June 30, 2026 from $17.48 billion at March 31, 2026, mainly due to increases in cash and cash equivalents and mortgage loans held for investment.
Cash and cash equivalents increased $131.6 million, or 30.1%, to $568.9 million at June 30, 2026 from $437.3 million at March 31, 2026, due to normal fluctuations and liquidity management.
Loans held for investment, net of allowance and deferred loan expenses, increased $439.2 million, or 2.8%, to $16.18 billion at June 30, 2026. During the quarter ended June 30, 2026, the combined balances of home equity loans and lines of credit increased $236.1 million to $5.47 billion and residential core mortgage loans increased $201.3 million to $10.67 billion. Marketing efforts and correspondent banking relationships helped drive residential mortgage loan originations and acquisitions to $616.4 million for the quarter ended June 30, 2026 compared to $251.7 for the quarter ended March 31, 2026 and $384.2 for the quarter ended June 30, 2025. Loans held for sale increased $9.4 million to $14.5 million at June 30, 2026, from $5.1 million at March 31, 2026.
Deposits decreased $195.0 million, or 1.9%, to $9.99 billion at June 30, 2026, compared to $10.19 billion at March 31, 2026. The decrease was primarily driven by a $220.9 million decrease in CDs given the competitive nature of deposit pricing and the Company's strategic attention to managing funding costs at the risk of increasing customer attrition. Other changes included a $10.3 million decrease in money market deposit accounts, a $3.9 million decrease in checking accounts and a $40.8 million increase in savings accounts.
Borrowed funds increased $668.5 million, or 13.0%, to $5.81 billion at June 30, 2026, compared to $5.14 billion at March 31, 2026. The increase in borrowed funds included increases in advances from the Federal Home Loan Bank ("FHLB") of Cincinnati and federal funds purchased and was used to fund loan growth and maintain daily liquidity.
Operating Results for the Nine Months Ended June 30, 2026 compared to the Nine Months Ended June 30, 2025
The Company reported net income of $76.1 million for the nine months ended June 30, 2026, an increase of $11.1 million, or 17.1%, compared to net income of $65.0 million for the nine months ended June 30, 2025. The increase was primarily driven by increases in net interest income and non-interest income along with a release of provision for credit losses, partially offset by an increase in non-interest expenses.
Net interest income increased $19.5 million, or 9.1%, to $234.9 million for the nine months ended June 30, 2026 compared to $215.4 million for the nine months ended June 30, 2025. The yield on interest-earning assets, primarily loans, improved by 13 basis points compared to the prior year period, as lower-rate residential mortgages were replaced with higher-yielding mortgage loans and home equity products. The cost of interest-bearing liabilities increased two basis points. The interest rate spread was 1.54% for the nine months ended June 30, 2026 compared to 1.43% for the nine months ended June 30, 2025. The net interest margin was 1.85% for the nine months ended June 30, 2026 and 1.74% for the nine months ended June 30, 2025.
During the nine months ended June 30, 2026, there was a $4.5 million release of provision for credit losses compared to $1.5 million of provision expense recorded during the nine months ended June 30, 2025. Net loan recoveries totaled $2.2 million for the nine months ended June 30, 2026 and $3.1 million for the same period of the prior year.
The total allowance for credit losses decreased $2.4 million to $102.0 million, or 0.63% of total loans receivable, from $104.4 million, or 0.67% of total loans receivable, at September 30, 2025 and decreased $0.4 million from $102.4 million, or 0.66% of total loans receivable at June 30, 2025. The decrease was primarily related to reduced reserve requirements for longer-term, fixed-rate home equity loans offset by an increase in reserve requirements for loan growth. The allowance for credit losses included $28.5 million, $30.1 million and $29.8 million in liabilities for unfunded commitments at June 30, 2026, September 30, 2025 and June 30, 2025, respectively. Total loan delinquencies increased $8.8 million to $43.5 million, or 0.27% of total loans receivable, at June 30, 2026 from $34.7 million, or 0.22% of total loans receivable, at September 30, 2025 and increased $6.8 million from $34.3 million, or 0.22% of total loans receivable, at June 30, 2025. Non-accrual loans totaled $40.3 million, or 0.25% of total loans receivable, at June 30, 2026, compared to $38.7 million, or 0.25% of total loans receivable, at September 30, 2025 and $37.3 million, or 0.24% of total loans receivable at June 30, 2025.
Total non-interest income increased $2.8 million, or 13.6%, to $23.4 million for the nine months ended June 30, 2026, from $20.6 million for the nine months ended June 30, 2025. The increase was primarily due to increases of $0.9 million in loan fees and service charges and $1.9 million in net gain on the sale of loans. During the nine months ended June 30, 2026 and 2025, there were $260.3 million and $210.6 million of loans sold with net gains on the sale of loans totaling $4.9 million and $3.0 million, respectively.
Total non-interest expense for the nine months ended June 30, 2026 increased $13.5 million, or 8.9%, to $165.7 million from $152.2 million for the nine months ended June 30, 2025. There were increases of $7.2 million in salaries and employee benefits, $2.0 million in office property, equipment and software expenses and $4.7 million in other expenses, partially offset by a decrease of $0.5 million in federal insurance premium and assessments. The increase in salaries and benefits was mainly the result of higher staffing levels and an increase in stock-based compensation expenses, as well as a one-time bonus provided to associates in December 2025, totaling $2.2 million, recognizing their contributions to record earnings in fiscal year 2025. The increases were partially offset by a $4.3 million increase in capitalized payroll costs related to the implementation of a new core banking system. The increase in other expenses included increases in credit report fees, due to a higher volume of loan pre-approvals, down payment assistance grants and postage expenses. Additionally, while actuarial adjustments to the defined benefit (pension) plan remained positive, they were lower than the previous year.

Financial Condition at June 30, 2026 compared to September 30, 2025
Total assets increased $618.7 million, or 3.5%, to $18.08 billion at June 30, 2026 from $17.46 billion at September 30, 2025. The increase was mainly the result of increases in cash and cash equivalents and loans held for investment.
Cash and cash equivalents increased $139.5 million, or 32.5%, to $568.9 million at June 30, 2026 from $429.4 million at September 30, 2025, due to normal fluctuations and liquidity management.
Loans held for investment, net of allowance and deferred loan expenses, increased $518.3 million, or 3.3%, to $16.18 billion at June 30, 2026 from $15.66 billion at September 30, 2025. The increase was offset by a $43.2 million decrease in loans held for sale, which totaled $14.5 million at June 30, 2026. Home equity loans and lines of credit increased $660.5 million to $5.47 billion and the residential core mortgage loan portfolio decreased $138.4 million to $10.67 billion.
The changes in loans held for sale and loans held for investment were affected by the volume of loans originated, acquired and sold. During the nine months ended June 30, 2026, residential mortgage loan originations and acquisitions totaled $1.18 billion compared to $760.2 million for the nine months ended June 30, 2025. Of total residential mortgage loans originated and acquired during the most recent period, 84% were purchase transactions. Commitments originated for home equity loans and lines of credit were $1.70 billion for the nine months ended June 30, 2026 compared to $1.87 billion for the nine months ended June 30, 2025.
Deposits decreased $454.6 million, or 4.4%, to $9.99 billion at June 30, 2026 from $10.45 billion at September 30, 2025. The decrease was the result of a $1.19 billion decrease in CDs and a $29.7 million decrease in money market deposit accounts, partially offset by increases of $752.0 million in savings accounts and $4.8 million in checking accounts. The decrease in total CDs included a $1.20 billion decrease in retail CDs, the majority of which moved into savings accounts, and an $18.4 million increase in brokered CD accounts. There were $919.3 million in brokered certificates of deposit at June 30, 2026 compared to $900.9 million at September 30, 2025.
Borrowed funds increased $940.7 million, or 19.3%, to $5.81 billion at June 30, 2026 from $4.87 billion at September 30, 2025. The balance of borrowed funds at June 30, 2026 included $1.34 billion of overnight advances, $1.25 billion of term advances with a weighted average maturity of approximately 1.5 years and $3.05 billion of term advances, aligned with interest rate swap contracts, with a remaining weighted average effective maturity of approximately 2.6 years, all from the FHLB of Cincinnati, and federal funds purchased of $150.0 million.
Total shareholders' equity increased $63.5 million, or 3.4%, to $1.96 billion at June 30, 2026 from $1.89 billion at September 30, 2025. Activity reflects $76.1 million of net income, dividends paid of $45.2 million, $5.0 million in repurchases of the Company's common stock, a $29.8 million net increase in accumulated other comprehensive income and net positive adjustments of $7.8 million related to our stock compensation and employee stock ownership plans. The change in accumulated other comprehensive income was primarily due to a net increase in unrealized gains on swap contracts. During the nine months ended June 30, 2026, a total of 355,241 shares of the Company's common stock were repurchased at an average cost of $14.07 per share. The Company's eighth stock repurchase program, authorized by the Board of Directors in October 2016, allows for a total of 10,000,000 shares to be repurchased, with 4,588,845 remaining shares authorized for repurchase at June 30, 2026.
The Company declared and paid a quarterly dividend of $0.2825 per share during each of the first three fiscal quarters of 2026. As a result of a mutual member vote, Third Federal Savings and Loan Association of Cleveland, MHC (the "MHC"), the mutual holding company that owns approximately 81% of the outstanding stock of the Company, was able to waive its receipt of its share of the dividends paid. Under Federal Reserve regulations, the MHC is required to obtain the approval of its members every 12 months for the MHC to waive its right to receive dividends. As a result of a July 7, 2026 member vote and the subsequent non-objection of the Federal Reserve, the MHC has the approval to waive receipt of up to $1.27 per share of possible dividends to be declared on the Company’s common stock during the twelve months subsequent to the members’ approval (i.e., through July 7, 2027). The MHC has conducted the member vote to approve the dividend waiver each of the past 13 years under Federal Reserve regulations and for each of those 13 years, approximately 97% of the votes cast were in favor of the waiver.
The Company operates under the capital requirements for the standardized approach of the Basel III capital framework for U.S. banking organizations (“Basel III Rules”). At June 30, 2026 all of the Company's capital ratios exceed the amounts required for the Company to be considered "well capitalized" for regulatory capital purposes. The Company's Tier 1 leverage ratio was 10.72%, its Common Equity Tier 1 and Tier 1 ratios were each 16.88% and its total capital ratio was 17.79%.
Presentation slides as of June 30, 2026 will be available on the Company's website, thirdfederal.com, under the Investor Relations link under the "Presentations" menu, beginning July 31, 2026. The Company will not be hosting a conference call to discuss its operating results.

Third Federal Savings and Loan Association is a leading provider of savings and mortgage products, and operates under the values of love, trust, respect, a commitment to excellence and fun. Founded in Cleveland in 1938 as a mutual association by Ben and Gerome Stefanski, Third Federal’s mission is to help people achieve the dream of home ownership and financial security while creating value for our customers, communities, associates and shareholders. It became part of a public company in 2007 and celebrated its 85th anniversary in 2023. Third Federal, which lends in 28 states and the District of Columbia, is dedicated to serving consumers with competitive rates and outstanding service. Third Federal, an equal housing lender, has 21 full service branches in Northeast Ohio, two lending offices in Central and Southern Ohio, and 14 full service branches throughout Florida. As of June 30, 2026, the Company’s assets totaled $18.08 billion.

Forward Looking Statements
This report contains forward-looking statements, which can be identified by the use of such words as estimate, project, believe, intend, anticipate, plan, seek, expect and similar expressions. These forward-looking statements include, among other things:
●	statements of our goals, intentions and expectations;
●	statements regarding our business plans, prospects, growth and operating strategies;
●	statements concerning trends in our provision for credit losses and charge-offs on loans and off-balance sheet exposures;
●	statements regarding the trends in factors affecting our financial condition and results of operations, including credit quality of our loan and investment portfolios; and
●	estimates of our risks and future costs and benefits.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:
●	significantly increased competition among depository and other financial institutions, including with respect to our ability to charge overdraft fees;
●	inflation and changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments, or our ability to originate loans;
●	general economic conditions, either globally, nationally or in our market areas, including employment prospects, real estate values and conditions that are worse than expected;
●
the strength or weakness of the real estate markets and of the consumer and commercial credit sectors and its impact on the credit quality of our loans and other assets, and changes in estimates of the allowance for credit losses;

●	decreased demand for our products and services and lower revenue and earnings because of a recession or other events;
●	changes in consumer spending, borrowing and savings habits, including repayment speeds on loans;
●	adverse changes and volatility in the securities markets, credit markets or real estate markets;
●	our ability to manage market risk, credit risk, liquidity risk, reputational risk, regulatory risk and compliance risk;
●	our ability to access cost-effective funding;
●	legislative or regulatory changes that adversely affect our business, including changes in regulatory costs and capital requirements and changes related to our ability to pay dividends and the ability of Third Federal Savings, MHC to waive dividends;
●	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the FASB or the PCAOB;
●	the adoption of implementing regulations by a number of different regulatory bodies, and uncertainty in the exact nature, extent and timing of such regulations and the impact they will have on us;
●	our ability to enter new markets successfully and take advantage of growth opportunities;
●	future adverse developments concerning Fannie Mae or Freddie Mac;
●	changes in monetary and fiscal policy of the U.S. Government, including policies of the U.S. Treasury, the Federal Reserve System, Federal Housing Finance Agency, the OCC, FDIC, and others, and the effects of tariffs and retaliatory actions;
●	the ability of the U.S. Government to remain open, function properly and manage federal debt limits;
●	the continuing governmental efforts to restructure the U.S. financial and regulatory system;
●	changes in policy and/or assessment rates of taxing authorities that adversely affect us or our customers;
●	changes in accounting and tax estimates;
●	changes in our organization and changes in expense trends, including but not limited to trends affecting non-performing assets, charge-offs and provisions for credit losses;
●	the inability of third-party providers to perform their obligations to us;
●	changes in liquidity, including the size and composition of our deposit portfolio, and the percentage of uninsured deposits in the portfolio;
●	the effects of global or national war, conflict or acts of terrorism;
●	our ability to retain key associates;
●	civil unrest;
●
cyber-attacks, computer viruses and other technological risks that may breach the security of our websites or other systems to obtain unauthorized access to confidential information, destroy data or disable our systems; and

●	the impact of a wide-spread pandemic, and related government action, on our business and the economy.
Because of these and other uncertainties, our actual future results may be materially different from the results indicated by any forward-looking statements. Any forward-looking statement made by us in this report speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION (unaudited)
(In thousands, except share data)

	June 30, 2026	March 31, 2026	September 30, 2025
ASSETS
Cash and due from banks	$28,623	$25,122	$24,176
Other interest-earning cash equivalents	540,311	412,159	405,263
Cash and cash equivalents	568,934	437,281	429,439
Investment securities available for sale	482,431	454,625	520,659
Mortgage loans held for sale	14,478	5,051	57,662
Loans held for investment, net:
Mortgage loans	16,175,429	15,738,734	15,659,460
Other loans	7,423	8,254	8,153
Deferred loan expenses, net	72,241	70,253	69,943
Allowance for credit losses on loans	(73,516)	(74,900)	(74,244)
Loans, net	16,181,577	15,742,341	15,663,312
Mortgage loan servicing rights, net	8,861	8,975	8,549
Federal Home Loan Bank stock, at cost	268,101	244,361	235,363
Real estate owned, net	1,339	1,383	1,921
Premises, equipment, and software, net	45,646	43,429	40,022
Accrued interest receivable	63,689	59,927	62,553
Bank owned life insurance contracts	329,784	329,360	325,149
Other assets	110,168	152,937	111,687
TOTAL ASSETS	$18,075,008	$17,479,670	$17,456,316
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$9,992,423	$10,187,391	$10,446,968
Borrowed funds	5,810,914	5,142,391	4,870,219
Borrowers’ advances for insurance and taxes	159,734	96,518	113,168
Principal, interest, and related escrow owed on loans serviced	44,683	29,197	30,328
Accrued expenses and other liabilities	109,843	101,703	101,709
Total liabilities	16,117,597	15,557,200	15,562,392
Commitments and contingent liabilities
Preferred stock, $0.01 par value, 100,000,000 shares authorized, none issued and outstanding	—	—	—
Common stock, $0.01 par value, 700,000,000 shares authorized; 332,318,750 shares issued	3,323	3,323	3,323
Paid-in capital	1,761,637	1,758,387	1,757,813
Treasury stock, at cost	(778,588)	(776,404)	(774,340)
Unallocated ESOP shares	(15,167)	(16,250)	(18,417)
Retained earnings—substantially restricted	977,589	962,213	946,776
Accumulated other comprehensive income (loss)	8,617	(8,799)	(21,231)
Total shareholders’ equity	1,957,411	1,922,470	1,893,924
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$18,075,008	$17,479,670	$17,456,316

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(In thousands, except share and per share data)

	For the Three Months Ended
	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025
INTEREST AND DIVIDEND INCOME:
Loans, including fees	$190,048	$183,515	$184,946	$185,332	$177,493
Investment securities available for sale	4,184	3,985	4,241	4,708	4,816
Other interest and dividend earning assets	7,880	7,969	8,585	9,013	9,098
Total interest and dividend income	202,112	195,469	197,772	199,053	191,407
INTEREST EXPENSE:
Deposits	72,552	73,792	79,203	78,636	76,803
Borrowed funds	48,182	43,871	42,889	43,094	39,610
Total interest expense	120,734	117,663	122,092	121,730	116,413
NET INTEREST INCOME	81,378	77,806	75,680	77,323	74,994
PROVISION (RELEASE) FOR CREDIT LOSSES	(3,500)	—	(1,000)	1,000	1,500
NET INTEREST INCOME AFTER PROVISION (RELEASE) FOR CREDIT LOSSES	84,878	77,806	76,680	76,323	73,494
NON-INTEREST INCOME:
Fees and service charges, net of amortization	2,753	2,498	2,512	2,617	2,467
Net gain on the sale of loans	826	1,744	2,329	2,314	726
Increase in and death benefits from bank owned life insurance contracts	3,394	2,718	2,764	2,650	2,733
Other	923	477	443	580	1,122
Total non-interest income	7,896	7,437	8,048	8,161	7,048
NON-INTEREST EXPENSE:
Salaries and employee benefits	28,449	30,184	30,488	27,579	27,651
Marketing services	4,060	4,026	6,239	4,537	5,810
Office property, equipment and software	8,368	7,932	7,756	7,236	7,653
Federal insurance premium and assessments	3,452	3,552	3,247	3,388	3,519
State franchise tax	1,149	1,146	1,067	1,117	1,204
Other expenses	8,618	8,559	7,433	8,188	7,348
Total non-interest expense	54,096	55,399	56,230	52,045	53,185
INCOME BEFORE INCOME TAXES	38,678	29,844	28,498	32,439	27,357
INCOME TAX EXPENSE	8,138	6,597	6,224	6,440	5,844
NET INCOME	$30,540	$23,247	$22,274	$25,999	$21,513
Earnings per share - basic and diluted	$0.11	$0.08	$0.08	$0.09	$0.08
Weighted average shares outstanding
Basic	278,850,699	278,858,428	278,754,792	278,764,271	278,832,875
Diluted	280,176,516	279,934,262	279,908,875	279,887,491	279,873,274

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(In thousands, except share and per share data)

	For the Nine Months Ended
	June 30,
	2026	2025
INTEREST AND DIVIDEND INCOME:
Loans, including fees	$558,509	$521,151
Investment securities available for sale	12,410	14,026
Other interest and dividend earning assets	24,434	28,950
Total interest and dividend income	595,353	564,127
INTEREST EXPENSE:
Deposits	225,547	230,124
Borrowed funds	134,942	118,632
Total interest expense	360,489	348,756
NET INTEREST INCOME	234,864	215,371
PROVISION (RELEASE) FOR CREDIT LOSSES	(4,500)	1,500
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	239,364	213,871
NON-INTEREST INCOME:
Fees and service charges, net of amortization	7,763	6,912
Net gain on the sale of loans	4,899	3,028
Increase in and death benefits from bank owned life insurance contracts	8,876	8,095
Other	1,843	2,584
Total non-interest income	23,381	20,619
NON-INTEREST EXPENSE:
Salaries and employee benefits	89,121	81,923
Marketing services	14,325	14,096
Office property, equipment and software	24,056	22,114
Federal insurance premium and assessments	10,251	10,777
State franchise tax	3,362	3,450
Other expenses	24,610	19,854
Total non-interest expense	165,725	152,214
INCOME BEFORE INCOME TAXES	97,020	82,276
INCOME TAX EXPENSE	20,959	17,316
NET INCOME	$76,061	$64,960
Earnings per share
Basic	$0.27	$0.23
Diluted	$0.27	$0.23
Weighted average shares outstanding
Basic	278,820,927	278,699,423
Diluted	279,982,505	279,716,745

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS (unaudited)

	Three Months Ended			Three Months Ended			Three Months Ended
	June 30, 2026			March 31, 2026			June 30, 2025
	Average Balance	Interest Income/ Expense	Yield/ Cost (1)	Average Balance	Interest Income/ Expense	Yield/ Cost (1)	Average Balance	Interest Income/ Expense	Yield/ Cost (1)
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash equivalents	$381,320	$3,459	3.63%	$390,194	$3,561	3.65%	$388,694	$4,354	4.48%
Investment securities	26,013	298	4.58%	3,948	11	1.11%	54,074	550	4.07%
Mortgage-backed securities	443,351	3,886	3.51%	454,227	3,974	3.50%	474,245	4,266	3.60%
Loans (2)	16,018,277	190,048	4.75%	15,800,101	183,515	4.65%	15,476,380	177,493	4.59%
Federal Home Loan Bank stock	252,243	4,421	7.01%	239,292	4,408	7.37%	221,693	4,744	8.56%
Total interest-earning assets	17,121,204	202,112	4.72%	16,887,762	195,469	4.63%	16,615,086	191,407	4.61%
Noninterest-earning assets	518,146			534,228			548,257
Total assets	$17,639,350			$17,421,990			$17,163,343
Interest-bearing liabilities:
Checking accounts	$787,158	19	0.01%	$791,919	39	0.02%	$810,566	88	0.04%
Savings accounts	1,871,979	8,745	1.87%	1,709,180	7,245	1.70%	1,260,067	3,373	1.07%
Certificates of deposit	7,421,813	63,788	3.44%	7,750,278	66,508	3.43%	8,311,629	73,342	3.53%
Borrowed funds	5,320,453	48,182	3.62%	5,001,235	43,871	3.51%	4,595,818	39,610	3.45%
Total interest-bearing liabilities	15,401,403	120,734	3.14%	15,252,612	117,663	3.09%	14,978,080	116,413	3.11%
Noninterest-bearing liabilities	279,674			241,772			270,184
Total liabilities	15,681,077			15,494,384			15,248,264
Shareholders’ equity	1,958,273			1,927,606			1,915,079
Total liabilities and shareholders’ equity	$17,639,350			$17,421,990			$17,163,343
Net interest income		$81,378			$77,806			$74,994
Interest rate spread (1)(3)			1.58%			1.54%			1.50%
Net interest-earning assets (4)	$1,719,801			$1,635,150			$1,637,006
Net interest margin (1)(5)		1.90%			1.84%			1.81%
Average interest-earning assets to average interest-bearing liabilities	111.17%			110.72%			110.93%
Selected performance ratios:
Return on average assets (1)		0.69%			0.53%			0.50%
Return on average equity (1)		6.24%			4.82%			4.49%
Average equity to average assets		11.10%			11.06%			11.16%
(1)Annualized.
(2)Loans include both mortgage loans held for sale and loans held for investment.
(3)Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(4)Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(5)Net interest margin represents net interest income divided by total interest-earning assets.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS (unaudited)

	Nine Months Ended			Nine Months Ended
	June 30, 2026			June 30, 2025
	Average Balance	Interest Income/ Expense	Yield/ Cost (1)	Average Balance	Interest Income/ Expense	Yield/ Cost (1)
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash equivalents	$386,131	$10,847	3.75%	$409,905	$13,881	4.52%
Investment securities	16,675	503	4.02%	56,121	1,776	4.22%
Mortgage-backed securities	452,540	11,907	3.51%	465,065	12,250	3.51%
Loans (2)	15,870,617	558,509	4.69%	15,384,513	521,151	4.52%
Federal Home Loan Bank stock	241,612	13,587	7.50%	222,495	15,069	9.03%
Total interest-earning assets	16,967,575	595,353	4.68%	16,538,099	564,127	4.55%
Noninterest-earning assets	529,758			535,725
Total assets	$17,497,333			$17,073,824
Interest-bearing liabilities:
Checking accounts	$789,992	128	0.02%	$819,669	267	0.04%
Savings accounts	1,609,632	19,553	1.62%	1,256,348	9,448	1.00%
Certificates of deposit	7,844,013	205,866	3.50%	8,220,860	220,409	3.57%
Borrowed funds	5,049,654	134,942	3.56%	4,597,155	118,632	3.44%
Total interest-bearing liabilities	15,293,291	360,489	3.14%	14,894,032	348,756	3.12%
Noninterest-bearing liabilities	268,131			259,142
Total liabilities	15,561,422			15,153,174
Shareholders’ equity	1,935,911			1,920,650
Total liabilities and shareholders’ equity	$17,497,333			$17,073,824
Net interest income		$234,864			$215,371
Interest rate spread (1)(3)			1.54%			1.43%
Net interest-earning assets (4)	$1,674,284			$1,644,067
Net interest margin (1)(5)		1.85%			1.74%
Average interest-earning assets to average interest-bearing liabilities	110.95%			111.04%
Selected performance ratios:
Return on average assets (1)		0.58%			0.51%
Return on average equity (1)		5.24%			4.51%
Average equity to average assets		11.06%			11.25%

(1)Annualized.
(2)Loans include both mortgage loans held for sale and loans held for investment.
(3)Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(4)Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(5)Net interest margin represents net interest income divided by total interest-earning assets.